Exhibit 99.1

Orion Group Holdings Positions for Growth with Closing of $120 Million Refinancing Transaction

HOUSTON – December 29, 2025 – Orion Group Holdings, Inc. (NYSE: ORN) (the “Company” or “Orion”), a leading specialty construction company, today announced that it has entered into a new, five-year $120 million Senior Credit Facility (the “Credit Facility”) with UMB Bank (“UMB”).

“We are pleased to announce this refinancing, a key milestone in the Company’s growth strategy. The new Credit Facility increases Orion’s financial flexibility with expanded liquidity and greater borrowing capacity at a lower overall cost of capital. We look forward to our partnership with UMB as we position the Company to execute on our strategic growth priorities,” said Travis Boone, President and Chief Executive Officer of Orion.

“UMB is honored to provide the Credit Facility to Orion that will help fuel its plans for future growth. Thriving businesses are essential to our communities, and we are thrilled to deliver the resources and access to capital to help them achieve their goals. I can’t wait to see where the Orion team goes in this next phase of their business,” said Michael Garner, Regional President for Texas and Oklahoma at UMB Bank.

The $120 million UMB Credit Facility matures in December 2030 and is comprised of (i) a $60 million revolving line of credit, (ii) a $20 million equipment term loan facility, and (iii) a $40 million acquisition term loan facility. The Credit Facility also includes an additional $25 million uncommitted accordion to fund future growth. This facility refinances and replaces the Company’s previous $88 million credit agreement, which was scheduled to mature in May 2028. Borrowings under the new facility bear interest at the Company’s option at the Secured Overnight Financing Rate (SOFR) plus 2.5% to 3.0%, as determined based on the Company’s consolidated leverage, representing a reduction of approximately 225 basis points compared to the prior credit agreement. Proceeds will be used to repay outstanding borrowings of $23 million under the Company’s prior facility and for general corporate purposes.

About Orion Group Holdings

Orion Group Holdings, Inc., a leading specialty construction company serving the infrastructure, industrial and building sectors, provides services both on and off the water in the continental United States, Alaska, Hawaii, Canada and the Caribbean Basin through its marine segment and its concrete segment. The Company’s marine segment provides construction and dredging services relating to marine transportation facility construction, marine pipeline construction, marine environmental structures, dredging of waterways, channels and ports, environmental dredging, design and specialty services. Its concrete segment provides turnkey concrete construction services including place and finish, site prep, layout, forming, and rebar placement for large commercial, structural and other associated business areas. The Company is headquartered in Houston, Texas with regional offices throughout its operating areas. The Company’s website is located at: https://www.oriongroupholdingsinc.com.

Forward Looking Statements

The matters discussed in this press release may constitute or include projections or other forward-looking statements within the meaning of the “safe harbor” provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, of which provisions the Company is availing itself. Certain forward-looking statements can be identified by the use of forward-looking terminology, such as 'believes', 'expects', 'may', 'will', 'could', 'should', 'seeks', 'approximately', 'intends', 'plans', 'estimates', or 'anticipates', or the negative thereof or other comparable terminology, or by discussions of strategy, plans, objectives, intentions, estimates, forecasts, guidance, outlook, assumptions, or goals. In particular, statements regarding our liquidity, borrowing capacity and flexibility, borrowing costs and use of proceeds, are forward-looking statements. Forward-looking statements involve a number of risks and uncertainties and the inclusion of forward-looking statements in this press release should not be regarded as a representation by the Company that the Company's plans, estimates, forecasts, goals, intentions, or objectives will be achieved or realized. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company assumes no obligation to update information contained in this press release whether as a result of new developments or otherwise, except as required by law.

Please refer to the Company's 2024 Annual Report on Form 10-K, filed on March 5, 2025 which is available on its website at www.oriongroupholdingsinc.com or at the SEC's website at www.sec.gov, and filings and press releases subsequent to such Annual Report on Form 10-K for additional and more detailed discussion of risk factors that could cause actual results to differ materially from our current expectations, estimates or forecasts.

Contact:

Margaret Boyce, IR

mboyce@orn.net

713.852.6500

Source: Orion Group Holdings, Inc.